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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20548

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING


(Check One):
[X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
[ ] Form 10-Q and Form QSB [ ] Form N-SAR

         For Period Ended: MARCH 30, 1999

[ ] Transition Report on Form 10-K and Form 10-KSB

[ ] Transition Report on Form 20-F

[ ] Transition on Form 11-K

[ ] Transition Report on Form 10-Q and Form 10-QSB

[ ] Transition Report on Form N-SAR

    For the Transition Period Ended: __________________________________________


         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_______________________________________________________________________

_______________________________________________________________________________


                                     PART I
                             REGISTRANT INFORMATION

        Full name of Registrant  INTERNATIONAL REALTY GROUP, INC.
                                 --------------------------------

                           Former Name if Applicable

                     111 Northwest 183rd Street, Suite 518
_______________________________________________________________________________
         Address of Principal Executive Office (Street and Number)


                             Miami, Florida, 33169
______________________________________________________________________________
                           City, State and Zip Code:
_______________________________________________________________________________


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                                    PART II
                             RULE 12b-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (check appropriate box)

         [ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X] (b) The subject annual report, semi-annual report, transition report on Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                   NARRATIVE

         State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach Extra Sheets if Needed)

         INTERNATIONAL REALTY GROUP, INC. (the "Company") recently had a change of accountants, consequently the Company is delayed in the filig of its Form 10-KSB as of December 31, 1998.


                                    PART IV
                               OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification

RICHARD M. BRADBURY           (305)             944-8811
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(Name)                      (AREA CODE)      (TELEPHONE NUMBER)

         (2)               Have all other periodic reports required under
                           section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports(s) been filed? If the answer is no, identify reports(s).

                           [X] Yes  [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                           [ ] Yes  [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                        INTERNATIONAL REALTY GROUP, INC.
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                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: November 15, 1996                    By: /s/ Richard M. Bradbury
      -----------------                    ------------------------------
                                               RICHARD M. BRADBURY, PRESIDENT


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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                                   ATTENTION
International misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001).